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1701 Market Street                                              MORGAN, LEWIS
Philadelphia, PA  19103                                         & BOCKIUS LLP
215-963-5000                                  C O U N S E L O R S  A T  L A W
Fax: 215-963-5299

August 15, 1999


Addison Capital Shares, Inc.
c/o Janney Montgomery Scott Inc.
2 Bala Cynwyd Plaza
Bala Cynwyd, PA  19004

Gentlemen:

We are furnishing this opinion with respect to the offer and sale from time to time of shares of Class A Common Stock, par value $.001 per share (the "Shares") of Addison Capital Shares, Inc., a Maryland corporation (the "Fund"), being registered under the Securities Act of 1933 by Registration Statement on Form N-1A (File No. 33-6364) of the Fund.

We have acted as counsel for the Fund since its incorporation on June 4, 1986, and are familiar with the action taken by its directors to authorize the issuance of the Shares. We have examined Articles of Incorporation, By-Laws, and minute books of the fund, and such other certificates, documents, and opinions of counsel as we deem necessary for the purposes of this opinion.

We supervised the action taken by the Fund to effect registration with the Securities and Exchange Commission as an investment management company by the filing of a Notification of Registration on Form N-8A under the Investment Company Act of 1940. We have examined copies of a Registration Statement, as amended, under said Act and under the Securities Act of 1933 on Form N-1A, in the forms filed or to be filed with the Securities and Exchange Commission.

We assume that upon sales of the Shares the Fund will receive the net asset value thereof.

Based upon the foregoing, we are of the opinion that:

         1. The Fund is a corporation legally organized and validly existing under the laws of the state of Maryland. The authorized capital stock of the Fund consists of 2,000,000,000 shares of Common Stock, par value $.001 per share, of which 50,000,000 shares have been classified as Class A Common Stock. 2,064,964 shares of Class A Common Stock are



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Addison Capital Shares, Inc.
August 15, 1999
Page 2

presently issued and outstanding. All corporate action necessary for the issue of up to 50,000,000 Shares currently being registered under the Securities Act of 1933 has been taken.

         2. Upon the issue of any of the Shares for cash at net asset value and receipt by the Fund of the authorized consideration therefor, the Shares so issued will be validly issued, fully paid and nonassessable by the Fund.

We understand that this opinion is to be used in connection with the registration of the Shares for offering and sale pursuant to the Securities Act of 1933. We consent to the filing of this opinion in connection with and as a part of said Registration Statement on Form N-1A and amendments thereto. We also hereby consent and to the reference to our firm under the caption "The Fund's Legal Counsel" in the Statement of Additional Information which is a part of the Registration Statement.

Very truly yours,

/s/Morgan, Lewis & Bockius LLP
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